EXHIBIT 25.1

AMENDMENT NO. 1 TO TRUST INDENTURE AND AGREEMENT

See the attached.

AMENDMENT NO. 1 TO
THE TRUST INDENTURE AND AGREEMENT,
DATED MARCH 4, 1999,
BETWEEN
POWERSHARES CAPITAL MANAGEMENT LLC, AS SPONSOR
AND
THE BANK OF NEW YORK, AS TRUSTEE

     This Amendment No. 1 to the Trust Indenture and Agreement, dated March 21, 2007 (the “Amendment”), between PowerShares Capital Management LLC, as sponsor (in such capacity, the “Sponsor”) and The Bank of New York, as trustee (in such capacity, the “Trustee”) amends the Trust Indenture and Agreement, dated March 4, 1999 (the “Indenture”), between the Sponsor and the Trustee. Defined terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

     WHEREAS, the parties hereto have entered into the Indenture, which sets forth certain of its provisions in full and incorporates other of its provisions by reference to the Standard Terms and Conditions of Trust, dated as of March 1, 1999, as amended (the “Agreement” and, together with the Indenture the “Indenture and Agreement”), between the Sponsor and the Trustee; and

     WHEREAS, the parties hereto desire to amend the Indenture as more fully set forth below;

     NOW THEREFORE, in consideration of the premises and of the mutual agreement contained herein, the Sponsor and the Trustee agree as follows:

     1. The third recital in the Indenture shall be deleted in its entirety and replaced with the following:

     “WHEREAS, this first series of the Trust shall be designated and known as the “PowerShares QQQ Trust, Series 1” and shall be subject to the terms and provisions of this Indenture and of the Agreement incorporated herein;”.

     2. Any references to the “Nasdaq-100 Trust, Series 1” or the “Nasdaq-100 Trust” in the Indenture and the Agreement shall be deemed references to the “PowerShares QQQ Trust, Series 1” or the “PowerShares QQQ Trust”, as applicable.

     3. Pursuant to Section 10.01 of the Agreement, the parties hereby agree that Section 1 of this Amendment is made in compliance with the provisions of Section 10.01(a) thereof and that the parties hereto have determined in good faith that the change contained in this Amendment will not adversely affect the interests of Beneficial Owners.

     4. Pursuant to Section 10.01 of the Agreement, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of the terms of this Amendment for transmittal by each such DTC Participant to the Beneficial Owners of the Trust.

     5. Except as amended hereby, the Indenture and Agreement now in effect are in all respects ratified and confirmed hereby, and this Amendment and all of its provisions shall be deemed to be part of the Indenture and Agreement.

     6. This Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     7. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date hereof.

POWERSHARES CAPITAL
MANAGEMENT LLC, as Sponsor

By:	/s/H. Bruce Bond
	Name:	H. Bruce Bond
	Title:	President

THE BANK OF NEW YORK, as Trustee

By:	/s/Edward G. McGann
	Name:	Edward G. McGann
	Title:	Managing Director